Exhibit 99.1
For Immediate Release
World Energy Solutions Renews $3 Million Credit Facility
with Silicon Valley Bank
Worcester, MA — March 22, 2011 — World Energy Solutions, Inc. (NASDAQ: XWES), a leading energy management services firm, today announced it has extended its Loan and Security Agreement (the “Agreement”) with Silicon Valley Bank (“SVB”). Under the extension, SVB has committed to make advances to the Company in an aggregate amount of up to $3,000,000 subject to availability against certain eligible account receivables and eligible retail backlog through March 6, 2012.
This Agreement renews the amended credit facility with SVB, which expired on March 7, 2011. World Energy did not take advances under the previous facility.
Jim Parslow, Chief Financial Officer of the Company, said, “We have had a great partnership with Silicon Valley Bank over the last 3 years, and we are pleased to continue that relationship. The extension supplements our growing cash position, providing us with additional financial strength and flexibility as we pursue our growth initiatives.”
About Silicon Valley Bank
Silicon Valley Bank is the premier commercial bank for companies in the technology, life science, private equity and premium wine industries. SVB provides a comprehensive suite of financing options, treasury management, corporate investment and international banking services to its clients worldwide. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients’ success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves clients around the world through 26 U.S. offices and five international operations. Silicon Valley Bank is a member of global financial services firm SVB Financial Group, with SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services. More information on the company can be found at http://www.svb.com.
Silicon Valley Bank is the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System.
About World Energy Solutions, Inc.
World Energy Solutions, Inc. (NASDAQ: XWES) is an energy management services firm that brings together the passion, processes and technologies to take the complexity out of energy management and turn it into bottom-line impact for the businesses, institutions and governments we serve. To date, the Company has transacted more than $20 billion in energy, demand response and environmental commodities on behalf of its customers, creating more than $1 billion in value for them. World Energy is also a leader in the global carbon market, where its World Green Exchange® supports the ground-breaking Regional Greenhouse Gas Initiative’s (RGGI) cap and trade program for CO2 emissions. For more information, please visit www.worldenergy.com.

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to: our revenue and backlog are dependent on actual future energy purchases pursuant to completed procurements; the demand for our services is affected by changes in regulated prices or cyclicality or volatility in competitive market prices for energy; and there are factors outside our control that affect transaction volume in the electricity market. Additional risk factors are identified in our Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission.
For additional information, contact:

Jim Parslow	Erika Moran
World Energy Solutions, Inc.	The Investor Relations Group
(508) 459-8100	(212) 825-3210 x278
jparslow@worldenergy.com	emoran@investorrelationsgroup.com

or

Dan Mees
World Energy Solutions, Inc.
(508) 459-8156
dmees@worldenergy.com